Exhibit 4.1
ASC PEO, LLC PHYSICIAN
NON-QUALIFIED DEFERRED COMPENSATION PLAN
(Effective January 1, 2027)

i

4.1	Bonus Deferral Option		8
	4.1.1	Amount of Deferrals	8
	4.1.2	Crediting to Accounts	8
4.2	Non-Bonus Earnings Deferral Option		9
	4.2.1	Amount of Deferrals	9
	4.2.2	Crediting to Accounts	9
4.3	Limitation on Deferrals		9
SECTION 5 CREDITS FROM MEASURING INVESTMENTS			9
5.1	Designation of Measuring Investments		9
5.2	Operational Rules for Measuring Investments		9
5.3	Authority to Select and Change		10
SECTION 6 OPERATIONAL RULES			10
6.1	Operational Rules for Deferrals		10
6.2	Establishment of Accounts		10
6.3	Adjustment of Accounts		10
6.4	Accounting Rules		10
SECTION 7 VESTING OF ACCOUNTS			10
SECTION 8 SPENDTHRIFT PROVISION			10
SECTION 9 DISTRIBUTIONS			11
9.1	Time of Distribution to Participant Upon Separation from Service		11
	9.1.1	General Rule	11
	9.1.2	No Application for Distribution Required	11
	9.1.3	Effect of Rehire	11
9.2	Form of Distribution Upon Separation from Service		11
9.3	Election by Participant of Form of Distribution Upon Separation from Service		12
	9.3.1	Initial Enrollment	12
	9.3.2	Default Election of Form of Distribution	12
	9.3.3	Separate Distribution Elections Permitted for Subsequent Plan Years	13
	9.3.4	Re-Election of Form of Distribution	13
9.4	Payment to Beneficiary Upon Death of Participant		13
	9.4.1	Payment to Beneficiary	13

	9.4.2	Beneficiary Not Required to Apply for Distribution	13
	9.4.3	Election of Measuring Investments by Beneficiaries	13
9.5	Designation of Beneficiaries		14
	9.5.1	Right to Designate	14
	9.5.2	Failure of Designation	14
	9.5.3	Disclaimers by Beneficiaries	14
	9.5.4	Special Rules	15
9.6	Facility of Payment		15
9.7	In-Service Distributions		16
	9.7.1	Specified Date Withdrawals	16
	9.7.2	In-Service Distribution for Unforeseeable Emergency	17
9.8	Distributions in Cash		18
9.9	Rule Governing Distribution Elections		18
SECTION 10 FUNDING OF PLAN			18
10.1	Unfunded Plan		18
10.2	Corporate Obligation		19
SECTION 11 AMENDMENT AND TERMINATION			19
11.1	Amendment and Termination		19
11.2	No Oral Amendments		19
11.3	Plan Binding on Successors		19
11.4	Adoption by Other Entities		20
	11.4.1	Successor Plan Requirements for Former Employers	20
SECTION 12 DETERMINATIONS - RULES AND REGULATIONS			20
12.1	Determinations		20
12.2	Rules, Regulations and Procedures		20
12.3	Method of Executing Instruments		20
12.4	Original Claim		21
	12.4.1	Initial Claim	21
	12.4.2	Notice of Initial Adverse Determination	21
	12.4.3	Request for Review	21
	12.4.4	Claim on Review	21
	12.4.5	Notice of Adverse Determination for Claim on Review	22
	12.4.6	General Rules	22

12.5	Limitations and Exhaustion		23
	12.5.1	Limitations	24
	12.5.2	Exhaustion Required	24
SECTION 13 PLAN ADMINISTRATION			24
13.1	Administrator		24
13.2	Delegation		25
13.3	Conflict of Interest		25
13.4	Administrator		25
13.5	Service of Process		25
13.6	Expenses		26
13.7	Tax Withholding		26
13.8	Certifications		26
13.9	Errors in Computation or Payment		26
SECTION 14 CONSTRUCTION			26
14.1	Applicable Laws		26
	14.1.1	ERISA Status	26
	14.1.2	IRC Status	26
	14.1.3	References to Laws	27
14.2	Effect on Other Plans		27
14.3	Rules of Document Construction		27
14.4	Choice of Law		27
14.5	No Employment Contract		27

ASC PEO, LLC PHYSICIAN
NON-QUALIFIED DEFERRED COMPENSATION PLAN
(Effective January 1, 2027)

SECTION 1
INTRODUCTION AND DEFINITIONS

1.1    Statement of Plan. Effective January 1, 2027, ASC PEO, LLC (the “Principal Sponsor”) hereby creates and establishes this nonqualified, unfunded, deferred compensation plan (the “Plan”) for the benefit of a select group of management or highly compensated employees of the Adopting Employers to defer the receipt of compensation which would otherwise be paid to those employees. The Principal Sponsor will maintain the Plan for the benefit of eligible employees of the Adopting Employers. Each Adopting Employer must be co-employers with the Principal Sponsor pursuant to an arrangement in which the Principal Sponsor is responsible for paying compensation and providing benefits to the employees who provide services to the Adopting Employer.

1.2    Definitions. When the following terms are used herein with initial capital letters, they shall have the following meanings:

1.2.1.    Account - the separate bookkeeping account established for each Participant which represents the separate unfunded and unsecured general obligation of the Principal Sponsor and such Participant’s Adopting Employer established with respect to each person who is a Participant in this Plan in accordance with Section 2 and: (a) to which are credited the dollar amounts specified in Sections 4 and 5, (b) from which are subtracted payments made pursuant to Section 9; and (c) which are reduced by amounts spun-off under Section 3. To the extent necessary to accommodate and effect the distribution elections made by Participants pursuant to Section 9.3 or Section 9.7.1, separate bookkeeping sub-accounts shall be established with respect to each of the several annual forms of distribution elections and specified date withdrawal elections made by Participants for each Adopting Employer.

1.2.2    Administrator - the UnitedHealth Group Employee Benefits Plans Administrative Committee.
1.2.3    Adopting Employer - each business entity that adopts the Plan pursuant to Section 11.4.
1.2.4.    Affiliate - a business entity which is not the Principal Sponsor or an Adopting Employer but which is part of a “controlled group” with either the Principal Sponsor or an Adopting Employer or under “common control” with the Principal Sponsor or an Adopting Employer, as those terms are defined in section 414(b) and (c) of the Code (applying an eighty percent (80%) common ownership standard except for purposes of determining whether a Participant has incurred a Separation from Service, for which purpose a fifty percent (50%) common ownership standard shall be applied in accordance with Treasury Regulation §1.409A-1(h)(3)). A business entity which is a predecessor to an Adopting Employer shall be treated as an Affiliate if the Adopting Employer maintains a plan of such predecessor business entity or if, and to the extent that, such treatment is otherwise required by regulations under section 414(a) of the Code. A business entity shall also be treated as an Affiliate if, and to the extent that, such treatment is required by regulations under section 414(o) of the Code.

1.2.5.    Annual Valuation Date - each December 31.

1.2.6.    Beneficiary - a beneficiary designated by a Participant (or automatically by operation of the Plan) to receive all or a part of the Participant’s Account in the event of the Participant’s death prior to full distribution thereof. A beneficiary so designated shall not be considered a Beneficiary until the death of the Participant.

1.2.7    Bonus - except as otherwise determined by the Administrator and communicated to Participants during the election period described in Section 4.1.1, the amount of a Participant’s compensation other than Non-Bonus Earnings which is (i) earned in Plan Years beginning on or after the Effective Date, (ii) paid through the Principal Sponsor’s payroll to a Participant (iii) awarded to the Participant for all or a portion of a Plan Year under any bonus or incentive plan of the Principal Sponsor or an Adopting Employer, under which such award (A) is calculated as a percentage of the Participant's base pay or as a flat dollar amount, or (B) consists of a guaranteed bonus awarded in relation to any such bonus or incentive plan described in clause (A) hereof (including such a bonus or incentive plan that is in the process of being established but has not yet been finalized); but excluding (iv) any such amounts that are (A) paid with respect to services performed after the date of the Participant's Separation from Service; (B) paid to the Participant by Affiliates that are not Adopting Employers; or (C) paid pursuant to court order or settlement related to a lawsuit.
1.2.8    Code – the Internal Revenue Code of 1986, as amended.
1.2.9    Effective Date – January 1, 2027.
1.2.10    Eligible Employee – a Physician co-employed by the Principal Sponsor and an Adopting Employer who is selected for participation in this Plan in accordance with the provisions of Section 2 and meets the requirements of subsection 1.2.10(a) or 1.2.10(b). A Physician shall become an Eligible Employee when the Administrator or its designee notifies the Physician of Plan eligibility and provides the Physician with the election form required under Section 2.2.
(a)Annual Enrollment. For each Plan Year, each Physician employed on the August 31st immediately prior to the beginning of such Plan Year with Total Compensation exceeding $200,000 may become an Eligible Employee.
(b)New Hire Rule. A Physician providing services to an Adopting Employer and newly hired by the Principal Sponsor may become an Eligible Employee provided that his or her Total Compensation as of his or her date of hire with the Principal Sponsor is expected to exceed $200,000. For purposes of this Section 1.2.10(b), a Physician providing services to a business entity will be treated as newly hired on the date that the business entity becomes an Adopting Employer. The Administrator or its designee may notify a newly hired Physician of Plan eligibility and provide the election form required by Section 2.2 on or about the tenth (10th) day of the calendar quarter following his or her date of hire with the Principal Sponsor. A Physician who qualifies as an Eligible Employee under this Section 1.2.10(b) shall remain qualified to be an Eligible Employee, provided they remain employed with the Principal Sponsor, through the end of the Plan Year in which they have completed twelve (12) months of employment with the Principal Sponsor as of August 31.
(c)Authority to Make Changes. Notwithstanding the foregoing, the Administrator may from time to time in its discretion modify the criteria for Eligible Employees, provided that in no event shall any person be considered an Eligible Employee who is not a member of a select group of management or highly compensated employees (as that expression is used in ERISA).
1.2.11ERISA – the Employee Retirement Income Security Act of 1974, as amended.
1.2.12    Non-Bonus Earnings – all forms of taxable income paid through the Principal Sponsor’s payroll to a Participant, including, for example, a Participant’s base or regular compensation, vacation, sick leave, or other forms of paid time off, but excluding a Participant’s Bonuses, and severance or separation pay. Non-Bonus Earnings does not include taxable amounts that are not actually paid to a Participant through the Principal Sponsor’s payroll, such as amounts of imputed income. The Administrator may include certain classes of compensation in, or exclude classes of compensation from, Non-Bonus Earnings, by action communicated to Participants during the election period described in Section 4.2.1.
1.2.13    Participant – an Eligible Employee of an Adopting Employer who is selected for participation in this Plan in accordance with the provisions of Section 2 and who has elected to defer compensation under Section 4. An Eligible Employee who has become a Participant shall continue to be a Participant in this Plan until the date of the Participant’s death or, if earlier, the date when the Participant has received a distribution of the Participant’s entire Account.
1.2.14    Physician – means an individual who is duly licensed to provide medical or clinical services within the scope of their professional license in the applicable jurisdiction, including: Doctors of Medicine (MDs), Doctors of Osteopathy (DOs), Doctors of Podiatric Medicine (DPMs), Doctors of Chiropractic (DCs), Doctors of Dental Surgery or Dental Medicine (DDS/DMD), including oral and maxillofacial surgeons, and Ophthalmologists (MD or DO). For the avoidance of doubt, the term Physician does not include advanced clinical practitioners or other non-physician providers, including but not limited to: Nurse Practitioners (NPs), Physician Assistants (PAs), Certified Registered Nurse Anesthetists (CRNAs), or any other similarly credentialed non-physician practitioners, regardless of scope of practice, supervision, or level of autonomy.
1.2.15    Plan – the nonqualified, unfunded, deferred compensation program maintained by the Principal Sponsor and the Adopting Employers for the benefit of Participants eligible to participate therein, as set forth in this Plan document. The Plan is currently known as the ASC PEO, LLC Physician Non-Qualified Deferred Compensation Plan.
1.2.16    Plan Year – the calendar year, or such other twelve (12) consecutive month period as may be designated by the Administrator.
1.2.17    Principal Sponsor – ASC PEO, LLC, or any successor thereto.

1.2.18    Separation from Service – a severance of a Participant’s relationship as a service provider to the Adopting Employer and the Principal Sponsor and all their Affiliates for any reason as defined in section 409A of the Code and Treasury Regulation § 1.409A-1(h). The Adopting Employer shall determine whether its employee has incurred a Separation from Service in accordance with section 409A of the Code and Treasury Regulation § 1.409A-1(h). For avoidance of doubt, an Adopting Employer’s termination of its relationship with the Principal Sponsor shall not in itself constitute a Separation from Service.
1.2.19    Specified Employee – an employee of Public Company who, as of the date of the employee’s Separation from Service, is a key employee of the Principal Sponsor or an Adopting Employer or their Affiliates within the meaning of section 409A of the Code and determined pursuant to procedures adopted by the Principal Sponsor and such Adopting Employer. For purposes of this Section 1.2.19, “Public Company” means the Principal Sponsor and each Adopting Employer for which the stock of the Principal Sponsor, an Adopting Employer, or an Affiliate is publicly traded on an established securities market or otherwise for purposes of Treasury Regulation § 1.409A-1(i).
1.2.20    Total Compensation – for purposes of determining an Eligible Employee under Section 1.2.10, a Physician’s total compensation as determined by the Administrator. For purposes of annual enrollment in the Plan, total compensation will be based on the twelve (12) month period ending on the August 31st immediately prior to the beginning of such Plan Year. For purposes of enrollment by a newly hired Physician, total compensation will be determined as the annualized compensation that is expected, as of the date of hire, to be paid to the Physician through the Principal Sponsor’s payroll, excluding any sign-on bonuses. Notwithstanding the preceding sentence, if a Physician was employed by a business entity for at least twelve (12) months before the business entity becomes an Adopting Employer, total compensation will based on compensation paid to the Physician by the business entity during such twelve (12) month period.
1.2.21    UnitedHealth Group – UnitedHealth Group Incorporated, a Delaware corporation that is the common parent corporation of the group that includes the Principal Sponsor, or any successor thereto.
1.2.22    Valuation Date – any day that the U.S. securities markets are open and conducting business.
SECTION 2
ELIGIBILITY TO PARTICIPATE
2.1    Selection for Participation in the Plan. Only Eligible Employees who are selected for participation in this Plan by the Administrator and who are notified that they are selected for participation shall be eligible to become a Participant in this Plan. The Administrator shall not select any employee for participation unless the Administrator determines that such employee is a member of a select group of management or highly compensated employees (as that expression is used in ERISA).

2.2    Enrollment Requirements. As a condition of participation, each selected Eligible Employee who is eligible to participate in this Plan as of the first day of a Plan Year shall complete, execute and return to the Administrator or its designee an election form prior to the first day of such Plan Year, or such earlier deadline as may be established by the Administrator or its designee.
Notwithstanding the foregoing, a selected Eligible Employee who first becomes eligible to participate in the Plan (and all other like-type plans of the Eligible Employee’s Adopting Employer and all its Affiliates which are required to be aggregated for purposes of section 409A of the Code) after the first day of a Plan Year must complete these requirements with respect to deferrals of Non-Bonus Earnings within thirty (30) days after such employee first becomes an Eligible Employee (i.e., within 30 days of notification of eligibility by and receipt of the election form from the Administrator or its designee). In such event, such Eligible Employee’s participation in the Plan shall commence as of the beginning of the second full month following the date the employee became an Eligible Employee or on such other date specified by the Administrator and documented on the election form. Such employee shall be permitted to defer under this Plan the portion of the employee’s Non-Bonus Earnings that are earned with respect to services performed on and after the Eligible Employee’s participation commencement date provided that the Non-Bonus Earnings election will only apply to payroll periods that commence after the Eligible Employee’s participation commencement date.
The following chart illustrates the Plan’s mid-year eligibility and enrollment timing for newly hired Physicians:

Hire Date with the Principal Sponsor and an Adopting Employer	Date of Plan Eligibility & Beginning of Deferral Election Period	End of 30-Day Deferral Election Period	Deferral Elections Effective
January – March	April 10	May 9	June 1
April – June	July 10	August 8	September 1
July – September	October 10	November 8	December 1
October - December	January 10	February 8	March 1
Each selected employee who is eligible to participate in this Plan shall commence participation in this Plan only after the employee has met all enrollment requirements set forth in this Plan and required by the Administrator, including returning all required documents to the Administrator within the specified time period.
If an employee fails to meet all requirements contained in this Section 2.2 within the period required, that employee shall not be eligible to participate in this Plan during such Plan Year. For the avoidance of doubt, neither this Section 2.2 nor any other provision of this Section 2 shall be construed to permit a Participant who ceases to be an Eligible Employee and in a subsequent Plan Year again becomes an Eligible Employee to participate before the beginning of the Plan

Year following the Plan Year in which he or she again becomes an Eligible Employee, unless the Participant is rehired following a termination of employment with the Principal Sponsor and all Adopting Employer and their Affiliates in which event Section 2.3 shall govern.
2.3    Special Eligibility Rule For Former Participants Rehired by Adopting Employer. If a Participant terminates employment with the Principal Sponsor and all Adopting Employers and all Affiliates which are required to be aggregated for purposes of section 409A of the Code, and such Participant is subsequently rehired by an Adopting Employer or an Affiliate which is required to be aggregated for purposes of section 409A of the Code as an Eligible Employee, then:
(a)If the Participant is rehired in the same Plan Year as the Plan Year in which the Participant terminated employment, then the Participant’s deferral elections for the Plan Year (if any) shall be automatically reinstated and shall apply to all compensation received after rehire (including Non-Bonus Earnings received in the remainder of the Plan Year and Bonuses earned during the Plan Year but paid in a subsequent Plan Year), or
(b)If the Participant is rehired in a subsequent Plan Year, and is selected for participation in this Plan by the Administrator, and either:
(i)has been paid all amounts deferred under this Plan by the Principal Sponsor (and all other like-type plans of the Adopting Employer and all Affiliates which are required to be aggregated for purposes of section 409A of the Code), and on and before the date of the last payment was not eligible to continue (or elect to continue) to participate in this Plan (and all other like-type plans of the Adopting Employer and all Affiliates which are required to be aggregated for purposes of section 409A of the Code) for periods after the last payment, or
(ii)has not been eligible to participate in this Plan (or any other like-type plan of the Adopting Employer or Affiliate which is required to be aggregated with this Plan for purposes of section 409A of the Code) at any time during the twenty-four (24) month period ending on the date such employee is selected for participation in this Plan, other than by the accrual of earnings, then the Administrator may designate that such employee shall be allowed to reenter the Plan as a Participant as of a fixed prospective date that is other than the first day of a Plan Year so long as that prospective date is within thirty (30) days of selection. Such Eligible Employee shall be subject to the same enrollment requirements as any other selected employee who first becomes eligible to participate in this Plan after the first day of a Plan Year as provided in Section 2.2. A Participant whose employment is transferred to an Affiliate of his or her Adopting Employer that has not adopted this Plan (or any other like-type plan which is required to be aggregated with this Plan for purposes of section 409A of the Code) and who otherwise meets the requirements of this Section 2.3 shall be treated as having terminated employment.
2.4    Special Eligibility Rule For Former Participants Rehired by a Different Adopting Employer. If a Participant terminates employment with the Principal Sponsor and all Adopting

Employers and all Affiliates which are required to be aggregated for purposes of section 409A of the Code, and such Participant is subsequently rehired by a different Adopting Employer as an Eligible Employee, then such Eligible Employee shall be subject to the same enrollment requirements as any other selected Eligible Employee who first becomes eligible to participate in this Plan for such different Adopting Employer after the first day of a Plan Year as provided in Section 2.2.
2.5    Special Rule for Certain Employees of Acquired Companies. If an Eligible Employee of any company that is acquired by an Adopting Employer or an Affiliate (an “Acquired Company”):
(a)is employed as an Eligible Employee,
(b)has not been eligible to participate in any account balance deferred compensation plan which is required to be aggregated with this Plan for purposes of section 409A of the Code (other than by the accrual of earnings) at any time during the twenty-four (24) month period ending on the date such employee is selected for participation in this Plan, and
(c)is selected for participation in this Plan by the Administrator, the Administrator may designate that such employee shall be allowed to enter the Plan as a Participant. Such employee shall be subject to the same participation and enrollment requirements as any other selected employee who first becomes eligible to participate in this Plan after the first day of a Plan Year as provided in Section 2.2. The Administrator may establish additional rules and procedures relating to employees of acquired companies that are participating, or are eligible to participate, in a deferred compensation plan at the time of acquisition, including rules governing the circumstances which a deferral election made under an acquired company’s plan shall be deemed to have been made under this Plan.
2.6    Termination of Participation. If a Physician selected for participation in this Plan for one Plan Year is not selected for a subsequent Plan Year, no further deferrals shall be made by or for such Physician in that subsequent Plan Year. If an Eligible Employee selected for participation in this Plan ceases to be a member of a select group of management or highly compensated employees (as that expression is used in ERISA), such Eligible Employee’s deferral elections shall be cancelled as of the first day of the Plan Year beginning after such Eligible Employee ceases to be a member of a select group of management or highly compensated employees; provided that any deferral election made with respect to Bonuses earned during a prior Plan Year will continue to apply even if the Bonuses are payable after the first day of such Plan Year. In the event that a Participant is no longer eligible to defer compensation under this Plan, the Participant’s Account shall continue to be governed by the terms of this Plan until such time as the Participant’s Account is paid in accordance with the terms of the Plan.
2.7    Special Rule for Overseas Employees. If an employee is compensated by an Affiliate located outside of the United States, and such compensation is paid outside of the United States (an “Overseas Employee”), such employee shall not be eligible to participate in the Plan. If a

Participant becomes an Overseas Employee, any compensation paid by such Affiliate shall not be included in his or her Bonuses or Non-Bonus Earnings for purposes of Section 4, and the last sentence of Section 2.6 shall apply to such Participant as if he or she had ceased to be a member of a select group of management or highly compensated employees. If an otherwise Eligible Employee ceases to be an Overseas Employee during a Plan Year, and is or becomes employed within the United States as an Eligible Employee, such employee shall be subject to the same enrollment requirements as any other selected employee who first becomes eligible to participate in this Plan after the first day of a Plan Year as provided in Section 2.2. Notwithstanding the foregoing, an Eligible Employee who is compensated both by an Adopting Employer located within the United States and an Affiliate located outside of the United States during the same period, may continue to be, or, if otherwise eligible, may become, a Participant, but only compensation paid within the United States shall be included in his or her Bonuses or Non-Bonus Earnings. For purposes of this Section 2.7, Puerto Rico, and any other territory or possession of the United States that is not subject to the Internal Revenue Code of 1986, shall be considered to be outside of the United States.
SECTION 3
SPIN-OFF TO FORMER ADOPTING EMPLOYER
If an Adopting Employer ceases to be a co-employer with the Principal Sponsor (i.e., the Principal Sponsor is no longer responsible for paying compensation and providing benefits to the employees who provide services to the Adopting Employer), the Adopting Employer shall be required to create its own nonqualified, unfunded, deferred compensation plan and accept a transfer from the Plan of all liabilities related to the Participants of the Adopting Employer. After such transfer, the Participants of such Adopting Employer shall cease to be Participants in the Plan.
SECTION 4
BONUS AND NON-BONUS EARNINGS DEFERRAL OPTIONS
4.1    Bonus Deferral Option.
4.1.1    Amount of Deferrals. A Participant may elect to defer between (and including) 1% and 100% of such Participant’s Bonuses (or may elect not to defer). To be effective for Bonuses, the deferral election must be received by the Administrator or its designee and be irrevocable prior to the first day of the period in which the Bonuses are earned (or such earlier deadline designated by the Administrator). Such election shall be irrevocable for the Plan Year with respect to which it is made once it has been accepted by the Administrator.
4.1.2    Crediting to Accounts. The Administrator shall cause to be credited to the Account of each Participant the amount, if any, of such Participant’s voluntary deferrals of any Bonuses under Section 4.1.1. Such amount shall be credited as soon as administratively feasible after the day such Bonuses would otherwise have been paid to the Participant, and shall be fully vested.

4.2    Non-Bonus Earnings Deferral Option.
4.2.1    Amount of Deferrals. A Participant may elect to defer between (and including) 1% and 80% of such Participant’s Non-Bonus Earnings for a Plan Year (or may elect not to defer). To be effective for a Plan Year, the deferral election must be received by the Administrator or its designee prior to the first day of the Plan Year (or such earlier deadline designated by the Administrator). Such election shall be irrevocable for the Plan Year with respect to which it is made once it has been accepted by the Administrator. If a Participant first becomes eligible to participate in the Plan after the first day of such Plan Year, the Participant’s deferral election shall apply with respect to Non-Bonus Earnings paid for services to be performed after the deferral election is received by the Administrator or its designee and becomes irrevocable.
4.2.2    Crediting to Accounts. The Administrator shall cause to be credited to the Account of each Participant the amount, if any, of such Participant’s voluntary deferrals of salary or other pay under Section 4.2.1. Such amount shall be credited as soon as administratively feasible after the day such salary or other pay would otherwise have been paid to the Participant, and shall be fully vested.
4.3    Limitation on Deferrals. Notwithstanding any other provision of this Plan, any amount deferred by a Participant from any paycheck shall not exceed the amount that would accommodate current payment of all required withholdings from such paycheck.
SECTION 5
CREDITS FROM MEASURING INVESTMENTS
5.1    Designation of Measuring Investments. Through a voice response system (or other written or electronic means) approved by the Administrator, each Participant shall designate the following “Measuring Investments,” which shall be used to determine the value of such Participant’s Account (until changed as provided herein):
(a)One or more Measuring Investments for the current Account balance, and
(b)One or more Measuring Investments for amounts that are credited to the Account in the future.
The Accounts and such Measuring Investments are specified solely as a device for computing the amount of benefits payable under the Plan, and the Adopting Employers are not required to purchase such investments. The Measuring Investments shall be listed in the enrollment guide for the Plan. Participants may change the Measuring Investment designations for their Accounts as of any business date of the Plan Year.
5.2    Operational Rules for Measuring Investments. The Administrator shall adopt rules specifying the Measuring Investments, the circumstances under which a particular Measuring Investment may be elected, or shall be automatically utilized, the minimum or maximum amount or percentage of an Account which may be allocated to a Measuring Investment, the procedures for making or changing Measuring Investment elections, the extent (if any) to which Beneficiaries of deceased Participants may make Measuring Investment elections and the effect of a Participant’s or Beneficiary’s failure to make an effective Measuring Investment election with respect to all or any portion of an Account.
5.3    Authority to Select and Change. Notwithstanding Section 5.2, the UnitedHealth Group Employee Benefits Plans Investment Committee (the “Investment Committee”) shall have the exclusive authority to select the Measuring Investments that are available to be designated by Participants, and may remove or replace Measuring Investments, or add to the list of available Measuring Investments, at any time in its sole discretion. All Measuring Investments shall reflect a rate of return that does not exceed either the rate of return on a predetermined actual investment or a reasonable rate of interest, as determined under Treasury Regulation §31.3121(v)-1(d)(2)(i)(A). The Investment Committee may designate the Measuring Investment that will be used for Participants who fail to make an effective designation pursuant to Section 5.1.
SECTION 6
OPERATIONAL RULES
6.1    Operational Rules for Deferrals. Participants’ elections to defer compensation under Section 4 that are made for a Plan Year shall apply to such Plan Year only and will not apply to any subsequent Plan Year, unless the terms of the election materials for such subsequent Plan Year specify that the prior Plan Year’s election shall remain in effect, or the Participant makes an affirmative election for such Plan Year. Whether an election made in a prior enrollment period will apply to a subsequent Plan Year will be specified in the applicable election materials for such subsequent Plan Year. If a Participant’s pay after deferrals is not sufficient to cover pre-tax and after-tax benefit payroll deductions, and tax or other payroll withholding requirements, the Participant’s deferrals shall be reduced to the extent necessary to meet such requirements.
6.2    Establishment of Accounts. There shall be established for each Participant an unfunded, bookkeeping Account.
6.3    Adjustment of Accounts. The Administrator shall cause the value of each Account to be increased (or decreased) from time to time for additions distributions, investment gains (or losses) and expenses charged to the Account.
6.4    Accounting Rules. The Administrator may adopt (and revise) accounting rules for adjustment of the Accounts.
SECTION 7
VESTING OF ACCOUNTS
The Account of each Participant shall be fully (100%) vested and nonforfeitable at all times.
SECTION 8
SPENDTHRIFT PROVISION
Participants and Beneficiaries shall have no power to transfer any interest in an Account nor shall any Participant or Beneficiary have any power to anticipate, alienate, dispose of, pledge or encumber the same while it is in the possession or control of the Principal Sponsor or any

Adopting Employer, nor shall the Administrator recognize any assignment thereof, either in whole or in part, nor shall the Account be subject to attachment, garnishment, execution following judgment or other legal process (including without limitation any domestic relations order, whether or not a “qualified domestic relations order” under section 414(p) of the Code and section 206(d) of ERISA) before the Account is distributed to the Participant or Beneficiary.
The power to designate Beneficiaries to receive the Account of a Participant in the event of such Participant’s death shall not permit or be construed to permit such power or right to be exercised by the Participant so as thereby to anticipate, pledge, mortgage or encumber such Participant’s Account or any part thereof. Any attempt by a Participant to so exercise said power in violation of this provision shall be of no force and effect and shall be disregarded by the Administrator.
SECTION 9
DISTRIBUTIONS
9.1    Time of Distribution to Participant Upon Separation from Service.
9.1.1    General Rule. Upon a Participant’s Separation from Service, the Principal Sponsor on behalf of the Participant’s Adopting Employer shall commence payment of such Participant’s Account (reduced by the amount of any applicable payroll, withholding and other taxes) in the form and at the time designated by the Participant pursuant to Section 9.3.
9.1.2.    No Application for Distribution Required. A Participant’s Account shall be distributed automatically following the Participant’s Separation from Service. A Participant shall not be required to apply for distribution.
9.1.3    Effect of Rehire. If a Participant is rehired by an Adopting Employer or an Affiliate after Separation from Service, distribution of the Participant’s Account shall be made in the manner described in Section 9.2 and shall not be suspended as a result of the Participant’s rehire.
9.2    Form of Distribution Upon Separation from Service. Distribution of the Participant’s Account shall be made in whichever of the following forms as the Participant shall have designated at the time of his or her enrollment (as described in Section 9.3):
(a)Lump Sum. In the form of a single lump sum. The amount of such distribution shall be determined as soon as administratively feasible as of a Valuation Date following the Plan Year in which the Participant experienced a Separation from Service, and shall be actually paid to the Participant as soon as practicable after such determination (but not later than the last day of the February following such Plan Year).
(b)Installments. In the form of a series of two (2) to ten (10) annual installments. If a Participant elects to receive payments in the form of installments, then pursuant to section 409A of the Code and the regulations issued thereunder, the series of installment payments shall be treated as the entitlement to a single payment (rather than a series of separate payments).
(i)General Rule. The amount of the first installment will be determined as soon as administratively feasible as of a Valuation Date following the Plan Year in which the Participant experienced a Separation from Service, and shall be actually paid to the Participant as soon as practicable after such determination (but not later than the last day of the February following such Plan Year). The amount of future installments will be determined as soon as administratively feasible following the end of each later Plan Year. The amount of each installment shall be determined by dividing the Account balance as of the Valuation Date as of which the installment is being paid, by the number of remaining installment payments to be made (including the payment being determined). Such installments shall be actually paid as soon as practicable after each such determination (but not later than the last day of the February following such Plan Year).
(ii)Exception for Small Amounts. Notwithstanding anything to the contrary in the other paragraphs of this Section 9, if at the time of a Participant’s Separation from Service, the value of the Participant’s Account is less than $25,000.00, then such Participant’s Account shall be distributed to the Participant as a lump sum in the manner provided under Section 9.2(a).
(c)Six-Month Delay. If, however, the Participant is a Specified Employee on the date of the Participant’s Separation from Service, distribution shall be delayed until the later of (i) the date otherwise provided above, or (ii) the earlier of (A) the first business day of the seventh month following the month in which occurs the Participant’s Separation from Service or (B) the date of the Participant’s death. All amounts that would otherwise have been paid prior to such date shall be paid as soon as practicable after such date, and the timing of payment of any subsequent installments shall be determined without regard to this Section 9.2(c).
9.3    Election by Participant of Form of Distribution Upon Separation from Service.
9.3.1    Initial Enrollment. Through a voice response system (or other written or electronic means) approved by the Administrator, each Participant shall elect at the time of initial enrollment in the Plan whether distribution shall be made (as described in Section 9.2) in either (i) an immediate lump sum, or (ii) two (2) to ten (10) annual installments. Such election shall apply with respect to distribution of that portion of the Participant’s Account attributable to deferrals for the Participant’s initial year of participation in the Plan and any investment gains or losses on such deferrals. An initial distribution election shall not apply to amounts deferred in a subsequent Plan Year, unless the terms of the election materials for such Plan Year specify that the prior year’s distribution election shall remain in effect, or the Participant makes an affirmative election for such Plan Year pursuant to Section 9.3.3.
9.3.2    Default Election of Form of Distribution. If a Participant fails to elect a form of distribution for any Plan Year, and no prior year election applies pursuant to Section 9.3.1 or 9.3.3, such Participant shall be deemed to have elected that distribution of amounts attributable to such Plan Year be made in an immediate lump sum as described in Section 9.2(a). For avoidance of doubt, unless the terms of the election materials for a Plan Year specify that the prior year election will remain in effect for such Plan Year, this Section 9.3.2 shall apply unless the Participant makes an affirmative election.

9.3.3    Separate Distribution Elections Permitted for Subsequent Plan Years. Through a voice response system (or other written or electronic means) approved by the Administrator, a Participant may elect a different form of distribution for that portion of the Participant’s Account attributable to deferrals for each Plan Year with respect to which the Participant has elected to defer any type of compensation, and any investment gains or losses on such deferrals, regardless of whether the Participant has elected (or been deemed to elect) a different form of distribution for prior Plan Years. To be effective for deferrals for a Plan Year, a distribution election must be received by the Administrator or its designee prior to the first day of the Plan Year (or such earlier deadline designated by the Administrator). A distribution election made pursuant to this Section 9.3.3 shall not apply to amounts deferred in a subsequent Plan Year, unless the terms of the election materials for such subsequent Plan Year specify that the prior year’s distribution election shall remain in effect, or the Participant makes an affirmative election for such Plan Year pursuant to this Section 9.3.3.
9.3.4    Re-Election of Form of Distribution. A Participant may not elect to change the form of payment for a specified portion of the Participant’s Account or to delay payment of a specified portion of the Participant’s Account.
9.4 Payment to Beneficiary Upon Death of Participant.
9.4.1    Payment to Beneficiary. A Participant’s remaining Account balance will be paid in a single, lump sum payment to his or her Beneficiary. The amount of such distribution shall be determined as soon as administratively feasible as of a Valuation Date following the Plan Year in which the Participant died, and shall be actually paid to the Beneficiary as soon as practicable after such determination (but not later than the last day of the February following such Plan Year). If, at the death of the Participant, any payment to the Participant was due or otherwise pending but not actually paid, the amount of such payment shall be included in the Account which is payable to the Beneficiary (and shall not be paid to the Participant’s estate).
9.4.2    Beneficiary Not Required to Apply for Distribution. Distribution shall be made to the Beneficiary when the Administrator receives notice of the Participant’s death, without the requirement of an application.
9.4.3    Election of Measuring Investments by Beneficiaries. A Beneficiary of a deceased Participant shall generally have the same rights to designate Measuring Investments for the Participant’s Account that Participants have under Section 5. The Administrator may adopt (and revise) rules to govern designations of Measuring Investments by Beneficiaries. Unless changed by the Administrator, the following rules shall apply:
(a)The Measuring Investments for the Account of a deceased Participant shall not be changed until the Beneficiary so determines.
(b)If a deceased Participant has more than one Beneficiary, the unanimous consent of all Beneficiaries shall be required to change Measuring Investments for such Participant’s Account.

9.5    Designation of Beneficiaries.
9.5.1    Right to Designate. Each Participant may designate, upon forms to be furnished by and filed with the Administrator (or through other means approved by the Administrator), one or more primary Beneficiaries or alternative Beneficiaries to receive all or a specified part of such Participant’s Account in the event of such Participant’s death. The Participant may change or revoke any such designation from time to time without notice to or consent from any Beneficiary. No such designation, change or revocation shall be effective unless executed by the Participant and received by the Administrator during the Participant’s lifetime.
9.5.2    Failure of Designation. If a Participant:
(a)fails to designate a Beneficiary,
(b)designates a Beneficiary and thereafter revokes such designation without naming another Beneficiary, or
(c)designates one or more Beneficiaries and all such Beneficiaries so designated fail to survive the Participant, such Participant’s Account, or the part thereof as to which such Participant’s designation fails, as the case may be, shall be payable to the first class of the following classes of automatic Beneficiaries with a member surviving the Participant and (except in the case of the Participant’s surviving issue) in equal shares if there is more than one member in such class surviving the Participant:
(i)Participant’s surviving spouse;
(ii)Participant’s surviving issue per stirpes and not per capita; and
(iii)Representative of Participant’s estate.
9.5.3    Disclaimers by Beneficiaries. A Beneficiary entitled to a distribution of all or a portion of a deceased Participant’s Account may disclaim an interest therein subject to the following requirements. To be eligible to disclaim, a Beneficiary must be a natural person, must not have received a distribution of all or any portion of the Account at the time such disclaimer is executed and delivered, and must have attained at least age twenty-one (21) years as of the date of the Participant’s death. Any disclaimer must be in writing and must be executed personally by the Beneficiary before a notary public. A disclaimer shall state that the Beneficiary’s entire interest in the undistributed Account is disclaimed or shall specify what portion thereof is disclaimed. To be effective, the original disclaimer must be executed, notarized, and actually delivered to the Administrator after the date of the Participant’s death but not later than nine (9) months after the date of the Participant’s death. A disclaimer shall be irrevocable when delivered to the Administrator. A disclaimer shall be considered to be delivered to the Administrator only when actually received by the Administrator. The Administrator shall be the sole judge of the content, interpretation and validity of a purported disclaimer. Upon the filing of a valid disclaimer, the Beneficiary shall be considered not to have survived the Participant as to the interest disclaimed. A disclaimer by a Beneficiary shall not be considered to be a transfer of an interest in violation of any other provisions under this Plan. No other form of attempted disclaimer shall be recognized by the Administrator.
9.5.4    Special Rules. Unless the Participant has otherwise specified in the Participant’s Beneficiary designation, the following rules shall apply:
(a)If there is not sufficient evidence that a Beneficiary was living at the time of the death of the Participant, it shall be deemed that the Beneficiary was not living at the time of the death of the Participant.
(b)If a Beneficiary survives the Participant but dies before the receipt of all payments due such Beneficiary hereunder, such remaining payments shall be payable to the representative of such Beneficiary’s estate.
(c)If the Participant designates as a Beneficiary the person who is the Participant’s spouse on the date of the designation, either by name or by relationship, or both, the dissolution, annulment or other legal termination of the marriage between the Participant and such person shall automatically revoke such designation. (The foregoing shall not prevent the Participant from designating a former spouse as a Beneficiary on a form executed by the Participant and received by the Administrator after the date of the legal termination of the marriage between the Participant and such former spouse, and during the Participant’s lifetime.)
(d)Any designation of a nonspouse Beneficiary by name that is accompanied by a description of relationship to the Participant shall be given effect without regard to whether the relationship to the Participant exists either then or at the Participant’s death.
(e)Any designation of a Beneficiary only by statement of relationship to the Participant shall be effective only to designate the person or persons standing in such relationship to the Participant at the Participant’s death.
(f)Notwithstanding any other provision of the Plan or any election or designation made under the Plan, any potential Beneficiary who feloniously and intentionally kills a Participant or another Beneficiary shall be deemed for all purposes of the Plan and all elections and designations made under the Plan to have died before such Participant or other Beneficiary. A final judgment of conviction of felonious and intentional killing is conclusive for this purpose. In the absence of a conviction of felonious and intentional killing, the Administrator shall determine whether the killing was felonious and intentional for this purpose.
The Administrator shall be the sole judge of the content, interpretation and validity of a purported Beneficiary designation.
9.6    Facility of Payment. In case of minority, incapacity or legal disability of a Participant or Beneficiary entitled to receive any distribution under this Plan, payment shall be made, if the Administrator shall be advised of the existence of such condition:

(a)to the court-appointed guardian or conservator of such Participant or Beneficiary, or
(b)if there is no court-appointed guardian or conservator, to the lawfully authorized representative of the Participant or Beneficiary (and the Administrator, in its sole discretion, shall determine whether a person is a lawfully authorized representative for this purpose), or
(c)to an institution entrusted with the care or maintenance of the incapacitated or disabled Participant or Beneficiary, provided such institution has satisfied the Administrator, in its sole discretion, that the payment will be used for the best interest and assist in the care of such Participant or Beneficiary, and provided further, that no prior claim for said payment has been made by a person described in (a) or (b) above.
Any payment made in accordance with the foregoing provisions of this Section 9.6 shall constitute a complete discharge of any liability or obligation of the Principal Sponsor and the Adopting Employers therefor.
9.7    In-Service Distributions.
9.7.1    Specified Date Withdrawals. Each Participant shall have the opportunity, when enrolling in the Plan for each Plan Year, to elect a single specified date withdrawal date for the total amount of the Participant’s Account attributable to deferrals for such Plan Year and any subsequent investment gains or losses on such deferrals, subject to the following rules:
(a)The portion of the Participant’s account paid pursuant to a specified date election will be paid in a single, lump sum payment.
(b)Such election shall be made through a voice response system (or other written or electronic means) approved by the Administrator.
(c)No such distribution shall be made before January 1 of the calendar year that follows the third full Plan Year after the Participant was first eligible to elect a specified date withdrawal from that portion of the Participant’s Account attributable to deferrals for such Plan Year and any subsequent investment gains or losses on such amounts (e.g., the earliest specified date withdrawal date for any deferrals made in 2027 is January 1, 2031).
(d)A Participant may receive more than one (1) specified date withdrawal in any Plan Year but only if each distribution is attributable to deferrals for different Plan Years. Only one (1) specified date withdrawal may be made in any Plan Year from that portion of the Participant’s Account attributable to deferrals for the same Plan Year.
(e)A Participant who elects a specified date withdrawal date and subsequently experiences a Separation from Service, will receive such specified date withdrawal only if the specified date is prior to the date of the Participant’s Separation from Service. If a Participant’s Separation from Service occurs prior to the specified date, the portion of the Account subject to the specified date election will instead be paid due to the Participant’s Separation from Service in the form elected by the Participant pursuant to Section 9.2.
(f)Through a voice response system (or other written or electronic means) approved by the Administrator, the Participant may elect to postpone any specified date withdrawal for at least five (5) years. A Participant who makes an election pursuant to this paragraph (f) may not make another election with respect to the same portion of the Participant’s Account until twelve (12) months have elapsed since the prior election was made, and. The Participant must file the election with the Administrator at least twelve (12) months before the original scheduled date of distribution. Such election shall not take effect until at least twelve (12) months after the date it is filed with the Administrator.
(g)A Participant may not cancel or make any change to the time or form of payment of a specified date withdrawal, except as permitted by Section 9.7.1(f).
(h)The distribution amount shall be determined as soon as administratively feasible as of a Valuation Date on or after the specified date withdrawal date and shall be actually paid as soon as practicable after such determination.
9.7.2    In-Service Distribution for Unforeseeable Emergency. A Participant who has incurred an unforeseeable emergency may request an in-service distribution while employed from the Participant’s Account if the Administrator determines that such distribution is for one of the purposes described in (b) below and the conditions in (b) below have been satisfied.
(a)Election. A Participant may elect in writing to receive distribution of all or a portion of the Participant’s Account prior to Separation from Service, to alleviate an unforeseeable emergency (as defined in (b) below). A Beneficiary of a deceased Participant may also request an early distribution for an unforeseeable emergency.
(b)Unforeseeable Emergency Defined. For purposes of this Section, an “unforeseeable emergency” means a severe financial hardship to the Participant resulting from:
(i)an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary, or the Participant’s dependent (as defined in section 152 of the Code, without regard to sections 152(b)(1), 152(b)(2) and 152(d)(1)(B) of the Code),
(ii)the loss of the Participant’s property due to casualty, or
(iii)other similar extraordinary and unforeseeable emergency circumstances arising as a result of events beyond the control of the Participant.
Whether a Participant is faced with an unforeseeable emergency will be determined based on the relevant facts and circumstances. To the extent the severe financial hardship is or may be relieved either (i) through reimbursement or compensation by insurance or otherwise, or (ii) by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship), then the hardship shall not constitute an unforeseeable emergency for purposes of this Plan, and the amount of distribution permitted under Section 9.7.2(c) shall be reduced accordingly. The amount that a Participant could obtain from a tax qualified retirement plan (including a hardship withdrawal or loan from such a plan) shall not be taken into account in determining the extent to which the hardship may be relieved. If a Beneficiary of a deceased Participant requests an early distribution for an unforeseeable emergency, then the references in this definition to “Participant” shall be deemed to be references to such Beneficiary.
(c)Distribution Amount. The amount of such distribution is limited to the amount reasonably necessary to satisfy the unforeseeable emergency, taking into account any tax payable upon the distribution. The amount of such distribution shall be determined as soon as administratively feasible following the receipt and approval of the request by the Administrator or its designee and shall be actually paid as soon as administratively practicable after such determination. If the Participant has elected different times or forms of payment for deferrals from different Plan Years, the allocation of the distribution among Plan Years shall be as determined by the Administrator.
9.8    Distributions in Cash. All distributions from this Plan shall be made in cash.
9.9    Rule Governing Distribution Elections. The Administrator may make, and revise from time to time, rules and procedures governing the election of distributions, which rules and procedures may limit the right of Participants or Beneficiaries to make and revise such elections. No Participant or Beneficiary shall be considered to have a vested right in the ability to make or revise elections governing the time or form of distribution.
SECTION 10
FUNDING OF PLAN
10.1    Unfunded Plan. Each Participant’s right to receive payments under the Plan constitutes only the unsecured (but legally enforceable) promises of the Principal Sponsor and the Adopting Employer to whom the Participant was providing services to make such payments, and such Adopting Employer shall be jointly and severally liable for such payments. No Adopting Employer or any of its Affiliates shall have any obligation to pay any amount deferred or accrued by a Participant while the Participant was employed by another Adopting Employer, or any earnings thereon. No Participant shall have any lien, prior claim or other security interest in any property of the Principal Sponsor or any of its Affiliates or any Adopting Employer or any of its Affiliates. Neither the Principal Sponsor nor any of the Adopting Employers shall have any obligation to establish or maintain any fund, trust or account (other than a bookkeeping account) for the purpose of funding or paying the benefits promised under the Plan. If such a fund, trust or account is established, the property therein that is allocable to a particular Adopting Employer shall remain the sole and exclusive property of that Adopting Employer. The Principal Sponsor and the Adopting Employers shall be obligated to pay the cost of the Plan out of their general assets. All references to accounts, accruals, gains, losses, income, expenses, payments, custodial funds and the like are included merely for the purpose of measuring the obligation of the Principal Sponsor and the Adopting Employers to Participants in the Plan and shall not be construed to impose on the Principal Sponsor or the Adopting Employers the obligation to create any separate fund for purposes of the Plan.
10.2    Corporate Obligation. Neither any officer of any Adopting Employer or the Principal Sponsor nor the Administrator in any way secures or guarantees the payment of any benefit or amount which may become due and payable hereunder to or with respect to any Participant. Each Participant and other person entitled at any time to payments hereunder shall look solely to the assets of the Principal Sponsor and such Participant’s Adopting Employer for such payments as an unsecured, general creditor. After benefits have been paid to or with respect to a Participant and such payment purports to cover in full the benefit hereunder, such former Participant or other person or persons, as the case may be, shall have no further right or interest in any other Plan assets. No person shall be under any liability or responsibility for failure to effect any of the objectives or purposes of the Plan by reason of the insolvency of any of the Principal Sponsor or the Adopting Employers.
SECTION 11
AMENDMENT AND TERMINATION
11.1    Amendment and Termination. The Senior Vice President of Total Rewards of UnitedHealth Group may unilaterally amend the Plan prospectively, retroactively or both, at any time and for any reason deemed sufficient by it without notice to any person affected by this Plan and the Senior Vice President of Total Rewards of UnitedHealth Group may terminate this Plan both with regard to persons receiving benefits and persons expecting to receive benefits in the future; provided, however, that:
(a)No Reduction or Delay. The benefit, if any, payable to or with respect to a Participant, whether or not the Participant has had a Separation from Service, as of the effective date of such amendment, shall not be, without the written consent of the Participant, diminished or delayed by such amendment.
(b)Cash Lump Sum Payment. To the extent permissible under section 409A of the Code and related Treasury regulations and guidance, upon termination of the Plan the Administrator may distribute the Accounts of Participants in a single lump sum without regard to such Participant’s elections.
11.2    No Oral Amendments. No modification of the terms of the Plan or termination of this Plan shall be effective unless it is in writing and signed on behalf of the Principal Sponsor by a person authorized to execute such writing. No oral representation concerning the interpretation or effect of the Plan shall be effective to amend the Plan.
11.3    Plan Binding on Successors. The Principal Sponsor and each Adopting Employer shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise of all or substantially all of the business and/or assets of the Principal Sponsor or Adopting Employer), by agreement, to expressly assume and agree to perform this Plan in the same manner and to the same extent that the Principal Sponsor or Adopting Employer would be required to perform it if no such succession had taken place.

11.4    Adoption by Other Entities. Each business entity that enters into an arrangement with the Principal Sponsor under which the entity and Principal Sponsor are co-employers shall be deemed to adopt this Plan (an “Adopting Employer”). Each Adopting Employer, as a condition of continued participation in the Plan, delegates the power and authority over all Plan matters as described in this Plan document, except that, the board of directors of each Adopting Employer shall have the power to amend this Plan as applied to it by establishing a successor plan to which assets and liabilities may be transferred as provided in Section 3.
11.4.1    Successor Plan Requirements for Former Employers. If an Adopting Employer terminates the arrangement with the Principal Sponsor under which that Adopting Employer is a co-employer with the Principal Sponsor (“Former Employer”), the Principal Sponsor shall notify the Administrator that the Adopting Employer is a Former Employer.
(a) The Administrator or the Principal Sponsor shall then provide two notices to the Former Employer detailing the steps the Former Employer must take to establish a successor plan to which the Accounts for that Former Employer’s Participants will be transferred (and the deadline for those steps).
(b)If the Former Employer does not establish a successor plan by deadline provided, the Administrator or the Sponsor shall notify each impacted Participant that their Former Employer has failed to establish a successor plan, and as a result, their Accounts will remain in the Plan and subject to the Plan’s terms. The notice will also include information on the impact on their Accounts, including that a Participant will be required to certify that he or she is no longer employed by the Former Employer (or any of its Affiliates) to receive a distribution due to the Participant’s Separation from Service.
SECTION 12
DETERMINATIONS — RULES AND REGULATIONS
12.1    Determinations. The Administrator shall make such determinations as may be required from time to time in the administration of the Plan. The Administrator shall have the discretionary authority and responsibility to interpret and construe the Plan and to determine all factual and legal questions under the Plan, including but not limited to the entitlement of Participants and Beneficiaries, and the amounts of their respective interests. Each interested party may act and rely upon all information reported to them hereunder and need not inquire into the accuracy thereof, nor be charged with any notice to the contrary.
12.2    Rules, Regulations and Procedures. The Administrator may adopt, and revise from time to time, such rules, regulations and procedures as it deems to be necessary or appropriate for the administration of the Plan. If any rule, regulation or procedure adopted by the Administrator is inconsistent with any provision of the Plan that is administrative or ministerial in nature, including any provision of the Plan that relates to the time or manner for making any election or performing any action, the Plan shall be deemed amended to the extent of the inconsistency.
12.3    Method of Executing Instruments. Information to be supplied or written notices to be made or consents to be given by the Principal Sponsor or the Administrator pursuant to any provision of the Plan may be signed in the name of the Principal Sponsor or the Administrator by any officer who has been authorized to make such certification or to give such notices or consents.
12.4    Original Claim. The claim procedures set forth in this Section 12.4 shall be the exclusive administrative procedure for the disposition of claims for benefits arising under the Plan.
12.4.1    Initial Claim. An individual may, subject to any applicable deadline, file with the Administrator a written claim for benefits under the Plan in a form and manner prescribed by the Administrator.
(a)If the claim is denied in whole or in part, the Administrator shall notify the claimant of the adverse benefit determination within ninety (90) days after receipt of the claim.
(b)The ninety (90) day period for making the claim determination may be extended for ninety (90) days if the Administrator determines that special circumstances require an extension of time for determination of the claim, provided that the Administrator notifies the claimant, prior to the expiration of the initial ninety (90) day period, of the special circumstances requiring an extension and the date by which a claim determination is expected to be made.
12.4.2    Notice of Initial Adverse Determination. A notice of an adverse determination shall set forth in a manner calculated to be understood by the claimant:
(a)the specific reasons for the adverse determination;
(b)references to the specific provisions of the Plan (or other applicable Plan document) on which the adverse determination is based;
(c)a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary; and
(d)a description of the claim and review procedures, including the time limits applicable to such procedure, and a statement of the claimant’s right to bring a civil action under ERISA section 502(a) following an adverse determination on review.
12.4.3    Request for Review. Within sixty (60) days after receipt of an initial adverse benefit determination notice, the claimant may file with the Administrator a written request for a review of the adverse determination and may, in connection therewith submit written comments, documents, records and other information relating to the claim benefits. Any request for review of the initial adverse determination not filed within sixty (60) days after receipt of the initial adverse determination notice shall be untimely.
12.4.4    Claim on Review. If the claim, upon review, is denied in whole or in part, the Administrator shall notify the claimant of the adverse benefit determination within sixty (60) days after receipt of such a request for review.

(a)The sixty (60) day period for deciding the claim on review may be extended for sixty (60) days if the Administrator determines that special circumstances require an extension of time for determination of the claim, provided that the Administrator notifies the claimant, prior to the expiration of the initial sixty (60) day period, of the special circumstances requiring an extension and the date by which a claim determination is expected to be made.
(b)In the event that the time period is extended due to a claimant’s failure to submit information necessary to decide a claim on review, the claimant shall have sixty (60) days within which to provide the necessary information and the period for making the claim determination on review shall be tolled from the date on which the notification of the extension is sent to the claimant until the date on which the claimant responds to the request for additional information or, if earlier, the expiration of sixty (60) days.
(c)The Administrator’s review of a denied claim shall take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
12.4.5    Notice of Adverse Determination for Claim on Review. A notice of an adverse determination for a claim on review shall set forth in a manner calculated to be understood by the claimant:
(a)the specific reasons for the denial;
(b)references to the specific provisions of the Plan (or other applicable Plan document) on which the adverse determination is based;
(c)a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits;
(d)a statement describing any voluntary appeal procedures offered by the Plan and the claimant’s right to obtain information about such procedures; and
(e)a statement of the claimant’s right to bring an action under ERISA section 502(a).
12.4.6    General Rules.
(a)No inquiry or question shall be deemed to be a claim or a request for a review of a denied claim unless made in accordance with the established claim procedures. The Administrator may require that any claim for benefits and any request for a review of a denied claim be filed on forms to be furnished by the Administrator upon request.
(b)All decisions on original claims for all Participants shall be made by the Administrator.

(c)Claimants may be represented by a lawyer or other representative at their own expense, but the Administrator reserves the right to require the claimant to furnish written authorization and establish reasonable procedures for determining whether an individual has been authorized to act on behalf of a claimant. A claimant’s representative shall be entitled to copies of all notices given to the claimant.
(d)The decision of the Administrator on a request for a review of a denied claim may be provided to the claimant in electronic form instead of in writing at the discretion of the Administrator.
(e)In connection with the review of a denied claim, the claimant or the claimant’s representative shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits.
(f)The time period within which a benefit determination will be made shall begin to run at the time a claim or request for review is filed in accordance with the claims procedures, without regard to whether all the information necessary to make a benefit determination accompanies the filing.
(g)The claims and review procedures shall be administered with appropriate safeguards so that benefit claim determinations are made in accordance with governing plan documents and, where appropriate, the plan provisions have been applied consistently with respect to similarly situated claimants.
(h)For the purpose of this Section, a document, record, or other information shall be considered “relevant” if such document, record, or other information: (i) was relied upon in making the benefit determination; (ii) was submitted, considered, or generated in the course of making the benefit determination, without regard to whether such document, record, or other information was relied upon in making the benefit determination; (iii) demonstrates compliance with the administration processes and safeguards designed to ensure that the benefit claim determination was made in accordance with governing plan documents and that, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated claimants; and (iv) constitutes a statement of policy or guidance with respect to the Plan concerning the denied treatment option or benefit for the claimant’s diagnosis, without regard to whether such advice or statement was relied upon in making the benefit determination.
(i)The Administrator may, in its discretion, rely on any applicable statute of limitation or deadline as a basis for denial of any claim.
(j)The Administrator may permanently or temporarily delegate its responsibilities under this claim procedure to an individual or a committee of individuals.
12.5    Limitations and Exhaustion.

12.5.1    Limitations. No claim shall be considered under these administrative procedures unless it is filed with the Administrator within one (1) year after the claimant knew (or reasonably should have known) of the principal facts on which the claim is based. Every untimely claim shall be denied by the Administrator without regard to the merits of the claim. No legal action (whether arising under section 502 or section 510 of ERISA or under any other statute or non-statutory law) may be brought by any claimant on any matter pertaining to the Plan after the earlier of:
(a)two (2) years after the claimant knew (or reasonably should have known) of the principal facts on which the claim is based, or
(b)ninety (90) days after the claimant has exhausted these administrative procedures.
Knowledge of all facts that a Participant knew (or reasonably should have known) shall be imputed to each claimant who is or claims to be a Beneficiary of the Participant (or otherwise claims to derive an entitlement by reference to a Participant) for the purpose of applying the one (1) year and two (2) year periods.
12.5.2    Exhaustion Required. The exhaustion of these administrative procedures is mandatory for resolving every claim and dispute arising under the Plan. As to such claims and disputes:
(a)no claimant shall be permitted to commence any legal action relating to any such claim or dispute (whether arising under section 502 or section 510 of ERISA or under any other statute or non-statutory law) unless a timely claim has been filed under these administrative procedures and these administrative procedures have been exhausted; and
(b)in any such legal action all explicit and implicit determinations by the Administrator (including, but not limited to, determinations as to whether the claim was timely filed) shall be afforded the maximum deference permitted by law.
SECTION 13
PLAN ADMINISTRATION
13.1    Administrator. The Administrator shall:
(a)keep a record of all its proceedings and acts and keep all books of account, records and other data as may be necessary for the proper administration of the Plan; notify the Principal Sponsor and the Adopting Employers of any action taken by the Administrator and, when required, notify any other interested person or persons;
(b)determine from the records of the Principal Sponsor and the Adopting Employers the compensation, status and other facts regarding Participants and other employees;
(c)prescribe forms to be used for distributions, notifications, etc., as may be required in the administration of the Plan;

(d)set up such rules, applicable to all Participants similarly situated, as are deemed necessary to carry out the terms of this Plan;
(e)perform all other acts reasonably necessary for administering the Plan and carrying out the provisions of this Plan;
(f)resolve all questions of administration of the Plan not specifically referred to in this section;
(g)in accordance with regulations of the Secretary of Labor, provide adequate notice in writing to any claimant whose claim for benefits under the Plan has been denied, setting forth the specific reasons for such denial, written in a manner calculated to be understood by the claimant; and
(h)delegate or redelegate to one or more persons, jointly or severally, and whether or not such persons are employees of the Principal Sponsor or the Adopting Employers, such functions assigned to the Administrator hereunder as it may from time to time deem advisable.
13.2    Delegation. The Administrator shall not be liable for an act or omission of another person with regard to a responsibility that has been allocated to or delegated to such other person pursuant to the terms of the Plan or pursuant to procedures set forth in the Plan.
13.3    Conflict of Interest. If any individual to whom authority has been delegated or redelegated hereunder shall also be a Participant in the Plan, such Participant shall have no authority with respect to any matter specially affecting such Participant’s individual rights hereunder or the interest of a person superior to him or her in the organization (as distinguished from the rights of all Participants and Beneficiaries or a broad class of Participants and Beneficiaries), all such authority being reserved exclusively to other individuals as the case may be, to the exclusion of such Participant, and such Participant shall act only in such Participant’s individual capacity in connection with any such matter.
13.4    Administrator. The UnitedHealth Group Employee Benefits Plans Administrative Committee shall be the administrator for purposes of section 3(16)(A) of ERISA. Such committee may establish its own rules of procedure, and may delegate its authority to any member of such committee, officer or employee of UnitedHealth Group or any Employer, third party recordkeeper, or any other person. Except to the extent otherwise determined by the Administrator, the authority of the Administrator with respect to ministerial or routine administrative matters may be exercised by any member of the committee, or by the senior officer of UnitedHealth Group responsible for human resources matters or persons acting under his or her authority, subject to the supervision of the Administrator.
13.5    Service of Process. In the absence of any designation to the contrary by the Administrator, the General Counsel of UnitedHealth Group is designated as the appropriate and exclusive agent for the receipt of process directed to the Plan in any legal proceeding, including arbitration, involving the Plan.

13.6    Expenses. All expenses of administering the Plan shall be payable out of the trust fund established for the Plan except to the extent that the Principal Sponsor or Adopting Employers, in their discretion, directly pay the expenses.
13.7    Tax Withholding. The Principal Sponsor (or its delegee) shall withhold the amount of any federal, state or local income tax or other tax required to be withheld by the Principal Sponsor under applicable law with respect to any amount payable under the Plan.
13.8    Certifications. Information to be supplied or written notices to be made or consents to be given by the Administrator pursuant to any provision of this Plan may be signed in the name of the Administrator by any officer who has been authorized to make such certification or to give such notices or consents.
13.9    Errors in Computation or Payment. The Principal Sponsor, each Adopting Employer, and the Administrator shall not be liable or responsible for any error in the computation of the Account or the determination of any benefit payable to or with respect to any Participant resulting from any misstatement of fact made by the Participant or by or on behalf of any survivor to whom such benefit shall be payable, directly or indirectly, to the Principal Sponsor or any Adopting Employer and used by the Administrator in determining the benefit. The Administrator shall not be obligated or required to increase the benefit payable to or with respect to such Participant which, on discovery of the misstatement, is found to be understated as a result of such misstatement of the Participant. However, the benefit of any Participant which is overstated by reason of any such misstatement or any other reason shall be reduced to the amount appropriate in view of the truth (and to recover any prior overpayment). To the extent that any Participant or Beneficiary erroneously receives a payment under the Plan that is in excess of the amount that should have been paid (regardless of whether such error resulted from a misstatement by the Participant or Beneficiary, the Participant or Beneficiary shall be required to return the amount of the excess, and the Plan may take any action necessary or appropriate to recover the amount of the excess, including bringing an action against the Participant or Beneficiary, and the person receiving such excess shall be deemed to hold the excess (and any proceeds thereof) in trust for the Plan.
SECTION 14
CONSTRUCTION
14.1    Applicable Laws.
14.1.1    ERISA Status. The Plan is maintained with the understanding that the Plan is an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees as provided in section 201(2), section 301(3) and section 401(a)(1) of ERISA. Each provision shall be interpreted and administered accordingly.
14.1.2    IRC Status. This Plan is intended to be a nonqualified deferred compensation arrangement. The rules of section 401(a) et. seq. of the Code shall not apply to this Plan. The rules of section 3121(v) and section 3306(r)(2) of the Code shall apply to this Plan. The rules of section 409A of the Code shall apply to this Plan to the extent applicable and this Plan shall be construed and administered accordingly. It is expressly intended that for purposes of section 409A of the Code, this Plan be considered an account balance plan that consists of amounts deferred at the election of the service provider. Notwithstanding the foregoing, the Principal Sponsor, any Adopting Employer, or any of the officers, directors, agents or affiliates of the Principal Sponsor and each Adopting Employer shall not be obligated, directly or indirectly, to any Participant or any other person for any taxes, penalties, interest or like amounts that may be imposed on the Participant or other person on account of any amounts under this Plan or on account of any failure to comply with any Code section.
14.1.3    References to Laws. Any reference in the Plan to a statute or regulation shall be considered also to mean and refer to any subsequent amendment or replacement of that statute or regulation.
14.2    Effect on Other Plans. This Plan shall not alter, enlarge or diminish any person’s employment rights or obligations or rights or obligations under any other employee pension benefit or employee welfare benefit plan.
14.3    Rules of Document Construction.
(a)Whenever appropriate, words used herein in the singular may be read in the plural, or words used herein in the plural may be read in the singular; the masculine may include the feminine; and the words “hereof,” “herein” or “hereunder” or other similar compounds of the word “here” shall mean and refer to the entire Plan and not to any particular paragraph or Section of the Plan unless the context clearly indicates to the contrary.
(b)The titles given to the various Sections of the Plan are inserted for convenience of reference only and are not part of the Plan, and they shall not be considered in determining the purpose, meaning or intent of any provision hereof.
(c)Notwithstanding anything apparently to the contrary contained in the Plan, the Plan shall be construed and administered to prevent the duplication of benefits provided under the Plan and any other qualified or nonqualified plan maintained in whole or in part by the Principal Sponsor, any Adopting Employer or any Affiliate.
14.4    Choice of Law. This instrument has been executed and delivered in the State of Minnesota and has been drawn in conformity to the laws of that State and shall, except to the extent that federal law is controlling, be construed and enforced in accordance with the laws of the State of Minnesota. Any legal action with respect to the Plan must be brought in the United States District Court for the District of Minnesota, and shall be governed by the procedural and substantive laws of the State of Minnesota, to the extent such laws are not preempted by ERISA, notwithstanding any conflict of laws principles. Each Participant, by agreeing to participate in the Plan, consents to the jurisdiction of such court and to the transfer of any action brought in any other court to the venue of such court, and waives any objection based on the doctrine of forum non conveniens or any related doctrine.
14.5    No Employment Contract. This Plan is not and shall not be deemed to constitute a contract of employment between the Principal Sponsor or any Adopting Employer and any

person, nor shall anything herein contained be deemed to give any person any right to be retained in the employ of the Principal Sponsor or any Adopting Employer or in any way limit or restrict the Principal Sponsor’s or any Adopting Employer’s right or power to discharge any person at any time and to treat any person without regard to the effect which such treatment might have upon him or her as a Participant in the Plan. Neither the terms of the Plan nor the benefits under the Plan nor the continuance of the Plan shall be a term of the employment of any employee. Neither the Principal Sponsor nor any Adopting Employer shall be obliged to continue the Plan.
IN WITNESS WHEREOF, the Senior Vice President, Total Rewards of UnitedHealth Group Incorporated, pursuant to the authority delegated to him by the Principal Sponsor, hereby approves and adopts this Plan Statement as of October 30, 2026.

/s/ STEWART NIGG
By: Stewart Nigg
Title: Senior Vice President, Total Rewards
UnitedHealth Group Incorporated